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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Moore         David            E.        |    Pulitzer Inc. (PTZ)                          |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |     05/2000             |     -----
900 North Tucker Boulevard               |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
St. Louis         MO           63101     |                       |                         |---
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 |--- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A) |5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)      |Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)     |Beneficially| Form:    | Indirect
                                      |              |               |                           |Owned at End| Direct   | Bene-
                                      |              |---------------|---------------------------|of Month    | (D) or   | ficial
                                      |              |       |       |            |(A) |         |(Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |            | or |         |  and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount     |(D) | Price   |            |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value (1)      | 05/08/2000   |  G    |  V    | 50,632 (2) | D  |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value (1)      | 05/05/2000   |  J    |       | 24,216 (3) |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|----------|---------
Common Stock, $.01 par value (1)      | 05/24/2000   |  S    |       |250,784 (4) | D  |$39.8750 |2,843,212(5)|   D      |   (6)
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value          |              |       |       |            |    |         |   25,911   |   D      |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
Common Stock, $.01 par value          |              |       |       |            |    |         |      182   |   I      |By spouse
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
Common Stock, $.01 par value (1)      |              |       |       |            |    |         |  567,440(5)|   I      |   (7)
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                                /s/ David E. Moore               June 9, 2000
  see attached page                                                            --------------------------------  -------------
                                                                               Signature of Reporting Person(1)      Date


**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)
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FORM 4 (continued)       Explanation of Responses

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         NAME: David E. Moore                                        STATEMENT FOR MONTH/YEAR: 05/2000
               900 North Tucker Boulevard                                         ISSUER NAME: Pulitzer Inc. (PTZ)
               St. Louis, MO  63101
----------------------------------------------------------------------------------------------------------------------

     Note:  1  Table I. Item 1.
               Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock.

     Note:  2  Table I. Item 4.
               Gift to spouse.

     Note:  3  Table I. Item 4.
               The reporting person converted 24,216 shares of Class B Common Stock into 24,216 shares of Common Stock, which are no longer subject to the Pulitzer Inc. voting Trust described below.

     Note:  4  Table I. Item 4.
               These shares were contributed to an exchange fund in exchange for an interest in the exchange fund.  Immediately prior to the contribution to the exchange fund, the reporting person converted 250,784 shares of Class B Common Stock into 250,784 shares of Common Stock, which are no longer subject to the Pulitzer Inc. Voting Trust described below.

     Note:  5  Table I. Item 5.
               Mr. Moore may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to
               12,851,586 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common
               Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which she is a trustee.

     Note:  6  Table I. Item 7.
               Right to acquire upon conversion of 2,843,212 shares of Class B Common Stock held in the Voting Trust described above.

     Note:  7  Table I. Item 7.
               Right to acquire upon conversion of 567,440 shares of Class B Common Stock held in the Trust described above.  Of these 567,440 shares, 516,442 shares are held in a Grantor Annuity Trust for the benefit of Mr. Moore and 50,998 shares are held by the wife of the reporting person.

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